EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Post-Effective Amendment No. 1 to Form S-3 on Form S-1 of Catheter Precision, Inc. of our report dated March 28, 2023, relating to the financial statements of Catheter Precision, Inc. as of and for the years ended December 31, 2022 and 2021 as included in Catheter Precision, Inc.’s (Ra Medical Systems, Inc.’s at the time of filing) Form 8-K filed on March 28, 2023.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus contained in the Registration Statement.

/s/ WithumSmith+Brown, PC

 East Brunswick, New Jersey

December 22, 2023